Exhibit 10.1
EMPLOYEE NON-SOLICITATION, NON-COMPETE
AND CONFIDENTIALITY AGREEMENT

    This NON-SOLICITATION, NON-COMPETE AND CONFIDENTIALITY AGREEMENT is made and entered into this ___ day of [MONTH, YEAR] (this “Agreement”) by and between Albemarle Corporation and its parents, affiliates, subsidiaries, successors, assigns and any other entities under their control (the “Company”) and [EMPLOYEE NAME] (the “Employee”) (together, the “Parties”).
    WHEREAS in the course of Employee’s employment with the Company, Employee will be exposed to and have access to the Company’s confidential and proprietary information, trade secrets and other legally protectable business information, from which the Company derives commercial competitive value, and in which the Company has a legitimate interest in protecting; and
    WHEREAS the promises made by Employee to the Company under this Agreement are supported by good, valuable and substantial consideration, as described in Paragraph 1(f) below;
    NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, including long term awards under the Albemarle Corporation’s Incentive Plans (as amended, from time to time) and/or Employee’s continuing employment by the Company, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending legally to be bound, agree as follows:
1.Restrictive Covenants.
a.Confidentiality. Employee agrees that both during and at all times after Employee’s employment with the Company, Employee will not disclose to any third party or use in any way (except in performing Employee’s duties while employed by the Company and in the interests of the Company and/or its affiliates) any Confidential Information, proprietary information, Trade Secrets (as that phrase is defined in Paragraph 1(a)(iii) below), or other legally protectable information belonging to the Company or relating to the Company’s customers, licensors, subscribers or distributors (“Customers”), regardless of the form in which such information is maintained, whether in hard-copy or electronic form, and regardless of whether such information constitutes an original or a copy.
i.For purposes of this Agreement, the phrase “Confidential Information” means, without limitation, any and all information that is not generally known to the public or which the Company considers to be confidential, received from and concerning, directly or indirectly, the affairs of the Company or received by the Company from a third party under obligations of confidentiality, and includes without limitation: Customer or supplier lists; research; financial, purchasing, and business planning information; financial and business projections and plans; drawings and designs; marketing and promotional information, ideas and strategies; marketing surveys and analyses; technologies; budgets; pricing policies, plans and strategies; invoices; actual and projected revenues and profits; Customer identities and Customer lists; Customer documents, files, and accounts; information relating to the Company’s personnel or any other personnel data or information; the terms or structure of the Company’s contracts and agreements with Customers, including draft or prospective contracts; information relating to the Company’s products and services; and any other information relating to the Company and its products, services or contracts that Employee acquired as a result of Employee’s employment with the Company and that is not generally known or available to the public. Notwithstanding anything in this Agreement or any code of conduct or ethics, disclosure policy or other code, policy or similar document of the Company to the contrary, nothing herein or therein shall restrict Employee from reporting to the Securities and Exchange Commission, or communicating directly with its staff, about a possible securities law violation.
ii.For the avoidance of doubt, Confidential Information shall also include the following and any information derived directly or indirectly from any of the following; provided, however, that the following is not intended as an all-inclusive list of Confidential Information that Employee may receive, learn, or derive during his/her employment and does not limit in any way the generality of the foregoing:
Sales and Marketing Information: all information related to or concerning the Company’s operations including, but not limited to, the identity, number, and location of any and all customers, and volume and pricing and/or revenue for any and all products sold or provided to each and all of such customers; and information related to sales techniques, marketing strategy, market surveys, sales projections, market or sales forecasts, and the like, however embodied.
Management and Corporate Information: all information related to or concerning any and all compensation programs for employees of the Company and/or any and all organization charts, corporate structure, or reporting or control diagrams or processes, and the like, however embodied.
Technical Information: all information related to or concerning the Company’s manufacturing techniques, any and all product properties and characteristics, any and all composition of any and all products, manufacturing capacity and capabilities, manufacturing processes, quality control, plant layout, shipping methods and capabilities, data, know-how, formulas, compositions, processes, documents, designs, sketches, photographs, plans, graphs, drawings, specifications, equipment, reports, customer lists, studies, findings, Inventions, raw material utilizations, raw material sources, ideas, and the like, however embodied.
Financial Information: all information related to or concerning any and all pricing or prices for the Company’s products, raw materials, packaging, labor and overhead, fixed costs, variable costs, margins, selling policies, returns and allowances policies, discount policies of any kind, and the like, however embodied.
Other Information: all information of whatever nature and however embodied that gives the Company an opportunity to obtain an advantage over others that do not know or use such information.
iii.For purposes of this Agreement, the term “Trade Secrets” shall include, without limitation, any and all information (including, also without limitation, a formula, pattern, compilation, program, device, method, technique, or process) that derives independent economic value, actual or potential, from not being generally known to or readily ascertainable through appropriate means by other persons who might obtain economic value from its disclosure or use, and that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
b.No Solicitation of Employees. Employee agrees that, both during Employee’s employment with the Company and for a period of one (1) year following the termination of Employee’s employment with the Company at any time and for any reason (the “Restricted Period”), Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity (regardless of who first initiates the communication), hire or solicit to hire for employment or consulting or other provision of services, any person who is actively employed or engaged (or in the preceding six (6) months was actively employed or engaged) by the Company. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any person employed or engaged by the Company to terminate his or her relationship with the Company; helping to identify or evaluate Company employees for recruitment away from the Company; and helping any person or entity hire an employee away from the Company.
c.No Solicitation of Customers. Employee agrees that, both during Employee’s employment and during the Restricted Period, Employee will not directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, solicit the business of or provide services or goods similar to the services or goods provided by the Company to any Customer or any other entity with which the Company has an agreement to perform services or provide goods during the six (6) month period prior to Employee’s separation from the Company. Employee further agrees not to directly or indirectly contact any Customers for the purpose of soliciting such Customer to purchase or license a product or service that is the same as, similar to or in competition with those products and/or services offered, made, or rendered by the Company.
d.Non-Competition. During Employee’s employment with the Company and during the Restricted Period, Employee shall not, on Employee’s own behalf or on behalf of others, directly or indirectly, (whether as an employee, consultant, investor, owner, partner or otherwise) work for any Competing Business within the United States or any other country where Employee has worked and/or conducted business for the Company within the six (6) month period prior to Employee’s separation from the Company. “Competing Business” means (i) any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages, invests in, produces or sells any products, services or businesses which are the same or similar to those produced, marketed, invested in or sold by the Company, and (ii) employment by any Customer to whom Employee directly provided services while employed by the Company, if the purpose of such employment by the Customer is to provide to Customer the same or similar services Employee provided to Customer while Employee was employed by the Company. The above notwithstanding, the ownership, for investment purposes, of up to one percent (1%) of the total outstanding equity securities of a publicly traded company, shall not be considered a violation of this subparagraph (d).
e.Enforcement.
i.Employee acknowledges that the restrictions contained in Paragraph 1 are necessary to protect the Company’s Confidential Information and its other proprietary information, Trade Secrets and other legally protectable business information; and further acknowledges and agrees that each and every restriction in Paragraph 1 is reasonable in all respects, including duration, territory and scope of activity.
ii.Employee agrees that the restrictions contained in Paragraph 1 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between Employee and the Company. To the extent that any restriction contained in Paragraph 1 is determined by any court of competent jurisdiction to be unenforceable, the Parties expressly agree and intend that such restriction be reduced in scope to the extent permitted by law, and that such remaining restriction be enforced, and that all other restrictions under this Agreement shall remain in full force and effect.

iii.Employee agrees that the existence of any claim or cause of action by Employee against the Company shall not constitute a defense to the enforcement by the Company of the covenants and restrictions contained in this Agreement.
iv.Employee agrees that the injury the Company will suffer in the event of the breach by Employee of any of the restrictions Paragraph 1 will cause the Company irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, Employee agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise, without the posting of any bond, from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent the employee’s failure to comply with the terms and conditions of this Paragraph 1. The periods of time referenced in each of subparagraphs (b), (c) and (d) above shall be tolled on a day-for-day basis for each day during which Employee violates the provisions of subparagraphs (b), (c) or (d) in any respect, so that Employee is restricted from engaging in the activities prohibited by subparagraphs (b), (c) and (d) for the full-stated time period.
f.Consideration for Covenants. Employee acknowledges that Employee has received good and valuable consideration for the promises that Employee makes under this Agreement, including without limitation employment by the Company, continued employment by the Company, compensation received from the Company, and/or, as applicable, awards under the Company’s 2017 Incentive Plan and any predecessor or successor thereto.
2.Written Notice of New Employer or Enterprise. Employee agrees that if Employee decides to leave the Company to engage in new employment, Employee will provide written notice to Employee’s direct supervisor ten (10) days prior to resignation. Such written notice shall include (i) the new employer; and (ii) the position to be assumed and/or the nature of the business enterprise planned on pursuing. Within ten (10) business days from receipt of the written notice, the Company agrees to notify Employee as to whether the position and/or business enterprise listed in the written notice would violate the provisions set forth above. The Company agrees to exercise its reasonable judgment in making this determination. If the Company determines that there is no potential violation, the Company will provide Employee with a written release. If the Company determines that Employee’s proposed new job would be in violation of the non-competition provisions of this Agreement, the Company will forward to Employee, within that same ten (10) business day period, written notice explaining the reasons why there is a violation.
3.Discretionary Salary Continuation; Right to Recoup.
a.Discretionary Salary Continuation. If, upon notice from Employee of a new employer or enterprise under Paragraph 2 above, the Company elects to enforce the noncompetition restrictions of Paragraph 1(d) above, the Company will pay Employee, for the duration of the Restricted Period (or for any shorter portion of the Restricted Period the Company may choose to enforce), the salary in effect in Employee’s last role with the Company at the time of Employee’s separation from the Company; provided, however, that the Company may, at any time and in its sole and absolute discretion, choose to waive its rights under this Agreement and not commence (or, if applicable, cease) payment of the 12-month salary continuation under this Paragraph 3(a); and further provided, that if Employee is terminated by the Company for cause, the Company shall not have an obligation to make any payment under this Paragraph 3(a), and that the other consideration recited in Paragraph 1(f) above remains good and valuable consideration for the Company’s full enforcement of this Agreement.
b.End of Salary Continuation. If at any time Employee finds new employment during the 12-month period, Employee further agrees to proceed in accordance with Paragraph 2 in order to obtain approval from the Company. In the event that such new employment is approved by the Company as not violating the provisions of this Agreement, Employee acknowledges and agrees that the Company may immediately discontinue any further payments during the 12-month period; provided, however, that the remaining provisions of this Agreement shall remain in full force and effect.
c.Right to Recoup Payments. As long as the Company chooses to pay Employee during the 12-month period, those payments will be made to Employee in regular installments as if Employee had remained a Company employee. Any amounts that Employee actually earns during the 12-month period in a position and/or business enterprise that is not in violation of this Agreement will be subtracted from the payments from the Company to Employee. Employee further acknowledges and agrees that in the event that such amounts Employee earns are not subtracted from the payments received from the Company, Employee will reimburse the Company in the amounts equal to what Employee earned during the 12-month period. Employee further acknowledges and agrees that the Company has the right to pursue all remedies available at law and equity to recoup any payments in the event Employee fails to reimburse the Company for such amounts.
4.Record Keeping and Laboratory Notebooks. Employee agrees to prepare, maintain, and file such proper records and notebooks as directed by Employee’s supervisor. Employee further recognizes and agrees that, subject to the relevant laws, all records, data, information, and all notebooks kept by Employee during the course of Employee’s employment or which are related to the subject of this Agreement, whether or not directed by Employee’s supervisor, are the property of the Company, including the content thereof as well as any reproductions, copies, etc., and will be returned to the Company upon termination of Employee’s employment.
5.Return of Company Property. Employee agrees not to remove (either physically or electronically) any property belonging to the Company from the Company’s premises, except as required in the ordinary course of Employee’s employment, unless the Company grants Employee express written authorization to do so. Upon the termination of Employee’s employment, and earlier if the Company so requests at any time, Employee shall promptly deliver to the Company (and shall not keep copies in Employee’s possession or deliver to any other person or entity) all of the Company’s property in Employee’s possession. This requirement to return the Company’s property shall also be a condition of Employee’s right to keep an amount of money or benefit paid to Employee upon Employee’s termination, if any. Further, the Company has the right to pursue all legal remedies to: (i) achieve the return of Company property; (ii) recoup any money, or value of any benefit, paid to Employee upon Employee’s termination; and (iii) obtain its reasonable attorneys’ fees, costs, or disbursements incurred in the exercise of its legal rights under the Paragraph.
6.Assignment, Binding Effect and Beneficiaries. Neither Party may assign this Agreement without the prior written consent of the other, except that the Company may assign the Agreement including, but not limited to, the non-competition covenant in Paragraph 1(d), to any entity acquiring all or substantially all of the assets or the business of the Company in which Employee is primarily employed. This Agreement will be binding upon each Party and inure to the benefit of each of them, their affiliates, subsidiaries, successors, assigns and any other entities under each Party’s control. Accordingly, the Parties acknowledge and agree that this agreement is intended to benefit each Party, including their affiliates, subsidiaries, successors, assigns and any other entities under each Party’s control and each is intended to be a beneficiary of the terms of this agreement.
7.Waiver or Modification. Any waiver by the Company of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision of this Agreement. The failure of the Company to insist on strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing signed by Employee and the Company’s appropriate representative.
8.Choice of Law. The parties agree that this Agreement shall be deemed to have been made and entered into in North Carolina and that the law of North Carolina shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Employee to enforce their rights hereunder to any state or federal court geographically located in North Carolina, and the parties to this Agreement hereby irrevocably consent to the jurisdiction of such court. Further, Employee hereby waives any objection to the jurisdiction and venue of the state or federal courts in North Carolina, including any objection to personal jurisdiction, venue, and/or that such court is located in an inconvenient forum (i.e., forum non-conveniens), in any proceeding by the Company to enforce its rights hereunder. Employee agrees not to object to any motion, petition or request filed by the Company to remove an action filed by Employee from a forum or court not located in North Carolina.
9.Entire Agreement. (a)  Except as otherwise provided in subparagraph (b) hereof, this Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other such prior written or oral agreements, understandings or arrangements relating to such subject matter, and Employee acknowledges that in entering into this Agreement, Employee does not rely and has not relied on any statements or representations not contained in this Agreement.
(b)  Notwithstanding the provisions of subparagraph (a) hereof, the provisions of this Agreement are intended to supplement, and not to supersede, the provisions of [LIST AGREEMENTS].
10.Voluntary Agreement. By signing below, Employee represents and agrees that Employee was given adequate time to read, understand and consideration that Agreement before signing it; that Employee was encouraged by the Company to consult with an attorney before signing it; that Employee is aware of the nature and effect of the restrictions and obligations of this Agreement, and intends to be bound by them; and that Employee is entering into this Agreement knowingly, voluntary, and Employee’s own free will, and without duress or coercion.
11.Employment at Will. Employee acknowledges and agrees that Employee’s employment with the Company is “at will” employment. Employee is free to resign and terminate Employee’s employment with the Company at any time for any reason. The Company is free to terminate Employee’s employment with the Company at any time for any reason. Notwithstanding any other provision of this Agreement, this Agreement is not intended to create, and shall not be construed to create, a contract of employment or other modification to Employee’s “at will” status.
12.Severability. Any term or provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.
13.Headings. The headings of any paragraphs in this Agreement are for reference only and shall not be used in construing the terms of this Agreement.

14.Disclosure of Obligations. Employee consents to the Company’s notification to any third party of the existence of this Agreement.
15.Survival. The covenants, agreement, representations and warranties contained in this Agreement shall survive the termination of Employee’s employment with the Company at any time and for any reason.
    IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the first date written above.

ALBEMARLE CORPORATION                [EMPLOYEE NAME]

By: _______________________                ____________________________
Its [TITLE]

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